Exhibit 99.1

Press Release

Contacts:
Investor Relations	Media Relations
Jeff Norris	Julie Rakes	Tatiana Stead
703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: October 18, 2012

Capital One Reports Third Quarter 2012 Net Income of $1.2 billion,

or $2.01 per share

Tier 1 common ratio of 10.7% under Basel I; expected to be above 8% on Basel III basis in 20131

McLean, Va. (October 18, 2012) – Capital One Financial Corporation (NYSE: COF) today announced net income for the third quarter of 2012 of $1.2 billion, or $2.01 per diluted common share, compared with net income of $93 million, or $0.16 per diluted common share, for the second quarter of 2012, and net income of $813 million, or $1.77 per diluted common share, for the third quarter of 2011.

“Capital One posted solid results across all of our businesses in the third quarter, including strong contributions from ING Direct and the HSBC U.S. credit card business,” said Richard D. Fairbank, Chairman and Chief Executive Officer. “We are well positioned to sustain strong returns and capital generation, even in an environment with low industry growth and prolonged low interest rates.”

Total Company Results

All comparisons in the following paragraphs are for the third quarter of 2012 compared with the second quarter of 2012 unless otherwise noted.

Loans and Deposits

Period-end loans held for investment remained essentially flat at $203.1 billion. Domestic Card period-end loans decreased by $177 million as modest organic growth in revolving credit card loans was more than offset by the expected run-off in the quarter of HSBC credit card loans and the continuing run-off of installment loans. Period-end loans in Home Loans decreased by $1.9 billion, or 4 percent, to $46.3 billion driven by continued run-off of acquired portfolios. Commercial Banking’s period-end loans increased $1.2 billion, or 3 percent, to $37.2 billion, and period-end loans in Auto Finance grew $1.2 billion, or 5 percent, to $26.4 billion due to strong growth in both businesses.

Capital One Third Quarter 2012 Earnings

Average loans in the quarter grew by $10.2 billion, or 5 percent, to $202.9 billion, primarily as a result of a $9.0 billion, or 13 percent, increase in Domestic Card average loans due to the full-quarter impact of the HSBC U.S. credit card acquisition. Average Home Loans decreased by $1.7 billion, or 3 percent, to $47.3 billion driven by continued run-off of acquired portfolios. Average Commercial Banking loans increased $1.5 billion, or 4 percent, to $36.8 billion, and average Auto Finance loans grew $1.4 billion, or 6 percent, to $25.9 billion, again due to strong growth in both businesses.

Period-end total deposits decreased $676 million to $213.3 billion, driven by a reduction in deposits in legacy banking segments. Deposit interest rates remained essentially flat in the quarter.

Revenues

Total net revenue for the third quarter of 2012 was $5.8 billion, an increase of $727 million, or 14 percent, largely due to the full-quarter impact of the HSBC credit card loans acquired in the second quarter and a lower non-principal reserve build related to the HSBC acquisition. This resulted in an increase in net interest margin of 93 basis points to 6.97 percent. Cost of funds in the third quarter of 1.06 percent remained flat relative to the second quarter.

Non-interest income increased $82 million, or 8 percent, also due to the full-quarter impact of the HSBC U.S. credit card acquisition.

Non-Interest Expense

Operating expense for the third quarter decreased $79 million, or 3 percent, largely due to a decrease in charges for legal and regulatory matters and unique items as well as lower merger-related expenses, which were partially offset by the full-quarter impact of the HSBC U.S. credit card acquisition. Marketing expense declined $18 million, or 5 percent.

Provision for Credit Losses

Provision for credit losses was $1.0 billion in the quarter, down $663 million from the previous quarter, driven by a significantly lower HSBC-related allowance build.

Capital One Third Quarter 2012 Earnings

The net charge-off rate was 1.75 percent in the third quarter of 2012, an increase of 22 basis points from 1.53 percent in the second quarter, largely because a lower proportion of charge-offs on the HSBC U.S. credit card loans was absorbed by the credit mark on such loans than in the second quarter. The net charge-off rate for Domestic Card remained at low levels, driven by merger-related impacts and favorable seasonal patterns. The company expects the Domestic Card charge-off rate to increase significantly in the fourth quarter as the impact of the mark has largely run its course and because the third quarter is the seasonal low point for the underlying Domestic Card charge-off rate. The net charge-off rate for Auto increased 68 basis points primarily due to seasonality, while the rate for Commercial Banking declined 19 basis points.

Net charge-offs include approximately $25 million from the required implementation of newly issued Office of the Comptroller of the Currency (OCC) guidance regarding the treatment of consumer loans where the borrower has gone through Chapter 7 bankruptcy.

Net Income

Income from continuing operations before income taxes of $1.7 billion in the quarter was impacted by lower provision expense and a full-quarter of HSBC results relative to the second quarter. Net income was $1.2 billion in the third quarter, up from $93 million in the prior quarter.

Capital Ratios

The company’s estimated Tier 1 common ratio was approximately 10.7 percent as of September 30, 2012, up from 9.9 percent as of June 30, 2012.

“Given our strong capital trajectory, we expect to exceed an assumed Basel III Tier 1 common ratio target of 8 percent in 2013,” said Gary L. Perlin, Capital One’s Chief Financial Officer. “This includes the estimated impact of implementing the Basel II Advanced Approaches to calculating regulatory capital, which we expect will apply to Capital One in 2016 or later.”

Capital One Third Quarter 2012 Earnings

Detailed segment information will be available in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

[1]

Assumed 8 percent Basel III Tier 1 common ratio target assumes a buffer of 50 basis points for a systemically important financial institution (SIFI) under applicable rules and regulations and a further buffer of 50 basis points. Actual target will depend on regulatory expectations and business judgments. Estimated based on the company’s current interpretation, expectations and understanding of the Basel III capital rules and other capital regulations proposed by U.S. regulators and the application of such rules to its businesses as currently conducted. Basel III calculations are necessarily subject to change based on, among other things, the scope and terms of the final rules and regulations, model calibration and other implementation guidance, changes in the company’s businesses and certain actions of management, including those affecting the composition of its balance sheet. The company believes this ratio provides useful information to investors and others by measuring its progress against expected future regulatory capital standards.

Earnings Conference Call Webcast Information

The company will hold an earnings conference call on October 18, 2012 at 5:00 PM, Eastern Daylight Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation to GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through November 1, 2012 at 10:00 PM.

Forward-looking statements

The company cautions that its current expectations in this release dated October 18, 2012 and the company’s plans, objectives, expectations and intentions, are forward-looking statements which speak only as of the date hereof. The company does not undertake any obligation to update or revise any of the information contained herein whether as a result of new information, future events or otherwise.

Certain statements in this release are forward-looking statements, including those that discuss, among other things: strategies, goals, outlook or other non-historical matters; projections, revenues, income, returns, expenses, capital measures, accruals for claims in litigation and for other claims against the company, earnings per share or other financial measures for the company; future financial and operating results; the company’s plans, objectives, expectations and intentions; the projected impact and benefits of the acquisition of ING Direct and HSBC’s U.S. Card business (the “Transactions”); and the assumptions that underlie these matters. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous factors could cause the company’s actual results to differ materially from those described in such forward-looking statements, including, among other things: general economic and business conditions in the U.S., the U.K., Canada or the company’s local markets, including conditions affecting employment levels, interest rates, consumer income and confidence, spending and savings that may affect consumer bankruptcies, defaults, charge-offs and deposit activity; an increase or decrease in credit losses (including increases due to a worsening of

Capital One Third Quarter 2012 Earnings

general economic conditions in the credit environment); financial, legal, regulatory, tax or accounting changes or actions, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder and regulations governing bank capital and liquidity standards, including Basel-related initiatives; the possibility that the company may not fully realize the projected cost savings and other projected benefits of the Transactions; difficulties and delays in integrating the assets and businesses acquired in the Transactions; business disruption following the Transactions; diversion of management time on issues related to the Transactions, including integration of the assets and businesses acquired; reputational risks and the reaction of customers and counterparties to the Transactions; disruptions relating to the Transactions negatively impacting the company’s ability to maintain relationships with customers, employees and suppliers; changes in asset quality and credit risk as a result of the Transactions; the accuracy of estimates and assumptions the company uses to determine the fair value of assets acquired and liabilities assumed in the Transactions, and the potential for its estimates or assumptions to change as additional information becomes available and the company completes the accounting analysis of the Transactions; developments, changes or actions relating to any litigation matter involving the company; the inability to sustain revenue and earnings growth; increases or decreases in interest rates; the company’s ability to access the capital markets at attractive rates and terms to capitalize and fund its operations and future growth; the success of the company’s marketing efforts in attracting and retaining customers; increases or decreases in the company’s aggregate loan balances or the number of customers and the growth rate and composition thereof, including increases or decreases resulting from factors such as shifting product mix, amount of actual marketing expenses the company incurs and attrition of loan balances; the level of future repurchase or indemnification requests the company may receive, the actual future performance of mortgage loans relating to such requests, the success rates of claimants against the company, any developments in litigation and the actual recoveries the company may make on any collateral relating to claims against the company; the amount and rate of deposit growth; changes in the reputation of or expectations regarding the financial services industry or the company with respect to practices, products or financial condition; any significant disruption in the company’s operations or technology platform; the company’s ability to maintain a compliance infrastructure suitable for the nature of our business; the company’s ability to control costs; the amount of, and rate of growth in, the company’s expenses as its business develops or changes or as it expands into new market areas; the company’s ability to execute on its strategic and operational plans; any significant disruption of, or loss of public confidence in, the United States Mail service affecting the company’s response rates and consumer payments; the company’s ability to recruit and retain experienced personnel to assist in the management and operations of new products and services; changes in the labor and employment markets; fraud or misconduct by the company’s customers, employees or business partners; competition from providers of products and services that compete with the company’s businesses; and other risk factors set forth from time to time in reports that the company files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2011.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., Capital One Bank (USA), N. A., and ING Bank, fsb, had

Capital One Third Quarter 2012 Earnings

$213.3 billion in deposits and $302.0 billion in total assets outstanding as of September 30, 2012. Headquartered in McLean, Virginia, Capital One and ING Direct offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

###